EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
May 8, 2012	Nasdaq: EVOL

Evolving Systems Reports Strong 2012 First Quarter Financial Results

Revenue Up 10% to $5.9 million from $5.4 million in Q1 last year

123% increase in DSA license and services bookings to $2.6 million from $1.2 million in Q1 last year

184% increase in license and services backlog to $7.8 million from $2.8 million in Q1 last year

782% increase in DSA license and services backlog to $5.9 million from $0.7 million in Q1 last year

Company returns $22.3 million to stockholders in Q1 with special dividend; second special dividend declared in May to return additional $19.3 million to stockholders in Q2

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported strong profitability along with growth in revenue and new orders for its first quarter ended March 31, 2012.

“The re-invented Evolving Systems continued to accelerate in the first quarter, led by strong revenue, earnings and booking results. One of several highlights for the quarter was DSA license and services bookings, which were up 123% from a year ago. Over the last three quarters, since the sale of our numbering business, DSA bookings have grown by 374%,” said Thad Dupper, Chairman and CEO. “Also during the first quarter we were pleased to receive a US patent for our DSA technology.

“Another highlight for the first quarter was the distribution of $22.3 million to stockholders in the form of a special dividend. And, today, based on our sustained confidence in the business, we declared a second special dividend that will return an additional $19.3 million more to shareholders later this month,” Dupper added. “Given the momentum we see in the business, we remain confident we are in a position to deliver solid results over the remainder of the calendar year.”

First Quarter Results

Revenue in the first quarter increased 10% to $5.9 million from $5.4 million in the same quarter last year. License fees and services revenue was up 20% to $3.8 million from $3.1 million, more than offsetting a decline in customer support revenue to $2.1 million from $2.2 million.

Total costs of revenue and operating expenses in the first quarter declined by 8% to $5.3 million from $5.8 million in the year-ago first quarter. Sales and marketing expense was 28% lower at $1.3 million versus $1.9 million due to a reduction in sales-related travel and marketing activity; general and administrative expense was 17% lower at $0.9 million versus $1.1 million due to lower employee-related costs; and product development costs remained at $0.7 million.

Revenue growth and lower operating expenses pushed income from operations higher in the first quarter — to $0.6 million compared with an operating loss of $0.4 million — an improvement of $1.0 million. Total other income in the first quarter, primarily consisting of interest income on marketable debt securities, totaled $0.4 million, up 236% over $0.1 million in the first quarter last year.  Pre-tax income from continuing operations grew to $0.9 million from a loss of $0.3 million in the first quarter last year — a $1.2 million improvement.

Net income in the first quarter was $0.8 million, or $0.07 per basic and diluted share, versus net income of $0.9 million, or $0.09 per basic and $0.08 per diluted share, in the first quarter last year. However, year-ago first quarter net income included $1.2 million in income from discontinued operations. Adjusted EBITDA from continuing operations increased to $0.8 million in the first quarter from $14,000 in the same quarter last year.

Special Dividends

In the first quarter of 2012 the Company paid a special $2.00 per share dividend that returned $22.3 million to stockholders. In May of 2012 the Company declared a second special dividend of $1.70 per share, or approximately $19.3 million.

Bookings and Backlog

Evolving Systems booked $5.6 million in new orders in the first quarter, up 10% over $5.1 million in new orders in the year-ago first quarter. License fees and services bookings in the first quarter increased 23% year-over-year to $3.8 million from $3.1 million. It was the Company’s third straight quarter of solid year-over-year increases in license and services bookings. DSA license and services bookings in the first quarter were up 123% year over year to $2.6 million from $1.2 million and represented the highest first quarter total since DSA was introduced in 2007. Customer support bookings in the first quarter were 10% lower at $1.8 million versus $2.1 million in the same quarter last year.

The Company closed the first quarter with a total backlog of $12.5 million, down slightly from $12.6 million at year-end and up 63% from $7.6 million in the first quarter last year. License and services backlog was $7.8 million, up 184% year over year from $2.8 million. DSA license and services backlog increased 782% year over year to $5.9 million from $0.7 million. Customer support backlog was $4.7 million in the first quarter, down from $4.9 million in the year ago first quarter.

Balance Sheet Highlights

Cash and cash equivalents combined with long-term investments in marketable debt securities at March 31, 2012, totaled $31.0 million compared with $50.7 million at December 31, 2011, year-end.  The $50.7 million total was prior to the first quarter 2012 special dividend payment of approximately $22.3 million. The Company generated $1.5 million in cash from continuing operations in the first quarter of 2012 versus $0.6 million in the same quarter last year.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers. The conference ID is 75710762.  A telephone replay can be accessed by calling 1-855-859-2056 or 1-404-537-3406, passcode 75710762. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website following the conference call.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.) Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software solutions and services to 50 network operators in over 40 countries worldwide. The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.  Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or annual results that are similar to those described in this press release, the Company’s ability to build and return value to stockholders, and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 30, 2012, as well as other SEC filings, including Forms 10-Q, 10-Q/A, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended March 31,
	2012	2011
Revenue:
License fees and services	$3,784	$3,143
Customer support	2,124	2,249
Total revenue	5,908	5,392
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,818	1,234
Costs of customer support excluding depreciation and amortization	360	687
Sales and marketing	1,341	1,851
General and administrative	913	1,102
Product development	729	679
Depreciation	73	88
Amortization	99	178
Total costs of revenue and operating expenses	5,333	5,819
Income (loss) from operations	575	(427)
Other income (expense):
Interest income	21	8
Interest income, related party	432	—
Interest expense	—	(12)
Foreign currency exchange gain (loss)	(96)	110
Other income (expense), net	357	106
Income (loss) from continuing operations before income taxes	932	(321)
Income tax expense (benefit)	174	(92)
Income (loss) from continuing operations	758	(229)
Income from discontinued operations, net of tax	—	1,162
Net income	$758	$933
Basic income (loss) per common share — continuing operations	$0.07	$(0.02)
Diluted income (loss) per common share — continuing operations	$0.07	$(0.02)
Basic income per common share — discontinued operations	$—	$0.11
Diluted income per common share — discontinued operations	$—	$0.10
Basic income per common share — net income	$0.07	$0.09
Diluted income per common share — net income	$0.07	$0.08
Weighted average basic shares outstanding	11,164	10,754
Weighted average diluted shares outstanding	11,369	11,223

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$13,775	$34,290
Short-term restricted cash	52	50
Contract receivables, net	3,114	4,540
Unbilled work-in-progress	1,760	1,361
Prepaid and other current assets	1,048	1,259
Interest receivable, long-term investments, related parties	785	357
Total current assets	20,534	41,857
Long-term investments, related party	17,225	16,448
Property and equipment, net	354	369
Amortizable intangible assets, net	503	584
Goodwill	16,328	15,782
Long-term restricted cash	—	2
Total assets	$54,944	$75,042
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$9	$8
Accounts payable and accrued liabilities	4,085	3,657
Income taxes payable	815	848
Dividends payable	558	22,271
Unearned revenue	2,599	3,401
Total current liabilities	8,066	30,185
Long-term liabilities:
Capital lease obligations, net	19	—
Deferred income taxes	415	145
Total liabilities	8,500	30,330
Stockholders’ equity:
Common stock	11	11
Additional paid-in capital	90,329	90,062
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(3,466)	(4,247)
Unrealized losses on investments, related parties, net of tax	200	(284)
Accumulated deficit	(39,377)	(39,577)
Total stockholders’ equity	46,444	44,712
Total liabilities and stockholders’ equity	$54,944	$75,042

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended March 31,
	2012	2011
Non-GAAP net income and income per share:
GAAP net income	$758	$933
Amortization of intangible assets	99	178
Stock-based compensation expense**	71	187
Income tax adjustment for non-GAAP*	(34)	(67)
Non-GAAP net income	$894	$1,231
Non-GAAP discontinued operations	—	(1,173)
Non-GAAP net income from continuing operations	$894	$58

Diluted net income per share
GAAP	$0.07	$0.08
Non-GAAP	$0.08	$0.11
Non-GAAP continuing operations	$0.08	$0.01
Shares used to compute diluted EPS	11,369	11,223

	Three months ended
	March 31,
	2012	2011
Adjusted EBITDA:
Net income	$758	$933
Depreciation**	73	129
Amortization of intangible assets	99	178
Stock-based compensation expense**	71	187
Interest expense and other (benefit), net	(357)	(106)
Income tax expense (benefit)**	174	(262)
Adjusted EBITDA	818	1,059
Adjusted EBITDA discontinued operations	—	(1,045)
Adjusted EBITDA continuing operations	$818	$14

*      The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

**   These amounts may differ from the face of the Company’s Consolidated Statements of Operations as part of these expenses (benefits) are included in the income from discontinued operations line item.